Filed Pursuant to Rule 424(b)(3)
File Number 333-135121

Prospectus Supplement No. 6
to Prospectus dated August 10, 2007, as supplemented by
Prospectus Supplement No. 1 dated August 14, 2007,
Prospectus Supplement No. 2 dated September 21, 2007,
Prospectus Supplement No. 3 dated October 10, 2007,
Prospectus Supplement No. 4 dated November 14, 2007 and
Prospectus Supplement No. 5 dated December 3, 2007

XETHANOL CORPORATION

This Prospectus Supplement No. 6 supplements our Prospectus dated August 10, 2007, as supplemented by Prospectus Supplement No. 1 dated August 14, 2007, Prospectus Supplement No. 2 dated September 21, 2007, Prospectus Supplement No. 3 dated October 10, 2007, Prospectus Supplement No. 4 dated November 14, 2007 and Prospectus Supplement No. 5 dated December 3, 2007. The shares covered by the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and will not receive any proceeds from this offering, except on the exercise of warrants.

Our common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “XNL.” The last sale price reported on the AMEX for our common stock on December 18, 2007 was $0.47.

This Prospectus Supplement includes the attached Current Report on Form 8-K dated December 19, 2007, as filed with the U.S. Securities and Exchange Commission on December 19, 2007.

You should read the Prospectus and this Prospectus Supplement No. 6, together with Prospectus Supplement No. 1 dated August 14, 2007, Prospectus Supplement No. 2 dated September 21, 2007, Prospectus Supplement No. 3 dated October 10, 2007, Prospectus Supplement No. 4 dated November 14, 2007 and Prospectus Supplement No. 5 dated December 3, 2007, carefully before you invest, including the section of the Prospectus titled “Risk Factors,” which begins on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 19, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2007

Xethanol Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000
(Registrant’s Telephone Number, Including Area Code)

__________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Xethanol Corporation (“Xethanol”), the registrant, announced today that it has refined its research and development strategy to pursue opportunities in clean technology in view of the changing ethanol markets and other economic factors affecting its current business. Xethanol has engaged a leading intellectual property law firm, Fish & Richardson P.C., to help it assess the company’s intellectual property portfolio. To improve shareholder value, Xethanol is focusing on opportunities in renewable energy and clean technology, including biomass gasification for electricity production, wind power, solar power, energy storage, energy infrastructure, energy efficiency, waste recycling and agricultural processes. These sectors aim to provide profitable solutions to global challenges.

A copy of the press release issued by Xethanol on December 19, 2007 announcing the change in its research and development strategy is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

99.1	Press release issued by Xethanol Corporation on December 19, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: December 19, 2007	By:	/s/ David R. Ames
David R. Ames
Chief Executive Officer and President

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Exhibit 99.1

FOR IMMEDIATE RELEASE

Xethanol Refines Strategy to Focus on Renewable Energy and Clean Technology

Engages Leading Intellectual Property Law Firm

New York, NY, December 19, 2007 -- Xethanol Corporation (AMEX: XNL), a renewable energy company, has announced it has refined its strategy to pursue opportunities in clean technology. Xethanol has engaged a leading intellectual property law firm, Fish & Richardson P.C., to help it assess the company’s intellectual property portfolio.

David Ames, President and CEO of Xethanol, commented, “We are refining our strategic plan for the company in view of the changing ethanol markets and other economic factors affecting our current business.” Added Mr. Ames, “We have several encouraging research projects underway to develop alternative energy sources.”

To improve shareholder value, Xethanol is focusing on opportunities in renewable energy and clean technology, including biomass gasification for electricity production, wind power, solar power, energy storage, energy infrastructure, energy efficiency, waste recycling and agricultural processes. These sectors aim to provide profitable solutions to global challenges.

Xethanol’s portfolio contains a number of patents and research agreements. These agreements include scientific research arrangements with some of the nation’s leading institutions, including the National Renewable Energy Lab in Golden, Colorado; Virginia Tech in Blacksburg, Virginia; the Forest Products Lab of the US Department of Agriculture in Madison, Wisconsin; the USDA Agricultural Research Service in Winter Haven, Florida; and the Energy and Environmental Research Lab in Grand Forks, North Dakota.

About Xethanol Corporation

Xethanol Corporation is a renewable energy company focused on alternate energy products and technologies as well as producing ethanol and other co-products. For more information about Xethanol, please visit its website at http://www.xethanol.com.

Forward Looking Statements

Some of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with the company’s business strategy and research projects, including whether the projects will produce the anticipated results, and whether the company’s technology assets will prove to be valuable. These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the SEC, including the section entitled “Risk Factors” in its annual report on Form 10-KSB for the year ended December 31, 2006, as amended. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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For More Information Contact:
Kathleen Heaney
ICR
ir@xethanol.com
203-803-3585